Exhibit 99.1

COMPANY CONTACT

Sean Mahoney

(240) 744-1150

FOR IMMEDIATE RELEASE

DIAMONDROCK NAMES THOMAS HEALY CHIEF OPERATING OFFICER AND EXECUTIVE VICE PRESIDENT OF ASSET MANAGEMENT

Brings Over Twenty-Five Years of Operational Experience in the Hospitality Sector

BETHESDA, MD., January 4, 2017 — DiamondRock Hospitality Company (the “Company”) (NYSE: DRH) announced today that Thomas Healy, former Co-Head of Asset Management at Strategic Hotels and Resorts, will join the Company as Chief Operating Officer and Executive Vice President of Asset Management, effective January 16, 2017.  In this role, Mr. Healy will report directly to Mark Brugger, DiamondRock’s President and Chief Executive Officer, and will lead the Company’s asset management efforts.

“We could not be more excited to welcome Tom to the DiamondRock team,” said Mr. Brugger.  “Tom has over 25 years of hotel and asset management experience and a proven track record of success.  Over his career, Tom has taken a broad strategic approach to the design, implementation and execution of a range of initiatives at the portfolio and property level that have driven margin expansion and delivered value to shareholders. We are confident that Tom will help us execute on our strategy to drive superior shareholder returns across the lodging cycle and build on the significant progress we have made in our operations in recent years.”

“I am delighted to join the talented DiamondRock management team,” said Mr. Healy. “DiamondRock has a high quality portfolio of hotels, a very strong balance sheet and a number of exciting opportunities lie ahead in the near future.  I look forward to working collaboratively with DiamondRock’s leadership team and will focus the asset management group on maximizing operational performance.  My priority will be to ensure that everyone is focused on one simple goal: ensuring that everything we do enhances asset value for DiamondRock shareholders.”

Previously, Mr. Healy has worked at Strategic Hotels and Resorts since 2006 and most recently served as EVP/Co-Head of Asset Management, a role in which he had oversight responsibility for the asset management function for both owned assets and third party contracts and worked with both internal and external partners to drive asset value.  He worked and developed relationships with multiple Brands, Developers and Ownership Groups.    In this position, he had shared responsibility for the strategic and tactical execution for over 20 hotels generating $1.3 billion in revenue and $360 million EBITDA in 2015 across North America.  Prior to Strategic Hotels and Resorts, Mr. Healy served in various corporate and property operational roles for Starwood Hotels & Resorts and Hyatt Hotels & Resorts.  He worked in both hotel operations as General Manager in multiple assets as well as working at the corporate office for Starwood in Development.   He has received recognition for his efforts and was awarded “Turnaround Hotel of the Year” for Westin Hotels & Resorts and Regional New Build Award for his opening of the Sheraton Overland Park and Conference Center.   Mr. Healy is an alumnus of Johnson & Wales University where he earned a BS Hospitality Management and he earned a Masters with Distinction (MSc) in Hospitality and Tourism Leadership from the University of Strathclyde Business School, Cornell University and Ecole Hoteliere de Lausanne.

About the Company

DiamondRock Hospitality Company is a self-advised real estate investment trust (REIT) that is an owner of a leading portfolio of geographically diversified hotels concentrated in top gateway markets and destination resort locations.  The Company owns 26 premium quality hotels with over 9,400 rooms. The Company has strategically positioned its hotels to be operated both under leading global brands such as Hilton, Marriott, and Westin and boutique hotels in the lifestyle segment. For further information on the Company and its portfolio, please visit DiamondRock Hospitality Company’s website at www.drhc.com.

This press release contains forward-looking statements within the meaning of federal securities laws and regulations. These forward-looking statements are identified by their use of terms and phrases such as “believe,” “expect,” “intend,” “project,” “forecast,” “plan” and other similar terms and phrases, including references to assumptions and forecasts of future results.  Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made.  These risks include, but are not limited to: national and local economic and business conditions, including the potential for additional terrorist attacks, that will affect occupancy rates at the Company’s hotels and the demand for hotel products and services; operating risks associated with the hotel business; risks associated with the level of the Company’s indebtedness; relationships with property managers; the ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; changes in travel patterns, taxes and government regulations which influence or determine wages, prices, construction procedures and costs; potential changes in our expected sources and uses of cash; and other risk factors contained in the Company’s filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of the date of this release, and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.